Kellogg Company News

                For release:            April 5, 2004
                Media and               John P. Renwick, CFA (269) 961-6365
                Analysts' Contacts:     Simon D. Burton, CFA (269) 961-6636


             KELLOGG INDICATES STRONGER-THAN-EXPECTED FIRST QUARTER

         BATTLE CREEK, Mich. - Kellogg Company (NYSE: K) announced that it is off to a great start in 2004; first-quarter 2004 earnings per share growth will be approximately 30%, up strongly from the $0.40 per share reported in the year-earlier quarter. This excellent performance is due primarily to the Company posting double-digit sales growth, which is far stronger than expected, and foreign exchange translation having a greater impact on profit than originally anticipated. Furthermore, a capacity rationalization project, planned during the quarter, has not yet been executed, so its costs did not impact earnings in this quarter.

         "We are delighted with our start to 2004," said Carlos M. Gutierrez, chairman and chief executive officer of Kellogg Company. "Across our Company, we are leveraging our brands and bringing exciting ideas to the marketplace. The entire organization is committed to earning our stripes every day, and that is reflected in our outstanding execution thus far in 2004."

          The Company also raised its full-year 2004 earnings per share guidance to $2.07-2.11, from a previous range of $2.05-2.09. This represents growth of 8-10%, or modestly above the Company's long-term target of high single-digit growth. Underscoring the quality of these expected earnings, Kellogg announced that this range also includes a higher estimate for up-front costs and write-offs related to capacity rationalizations and cost-reduction initiatives. Whereas these costs and write-offs were previously projected to be $0.05 per share, they are now expected to amount to $0.10-0.12 per share.

         Mr. Gutierrez said, "Our business momentum is strong enough that we can raise our earnings guidance, even as we encounter significantly higher commodities costs and reinvest for the future. This reinvestment includes substantially increased brand building, as well as costs related to projects that offer high returns on investment and the opportunity to enhance profitability in the future."

         The Company will formally release its first quarter 2004 results on Thursday, April 22, 2004.

                              About Kellogg Company
         With 2003 sales of nearly $9 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles and meat alternatives. The Company's brands include Kellogg's, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos, Carr's, Plantation, Ready Crust, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg's web site at http://www.kelloggcompany.com.



                      Forward-Looking Statements Disclosure
         This news release contains forward-looking statements related to business performance, cash flow, sales, momentum, brand building, innovation, costs, cost savings, productivity savings, operating leverage, operating profit, earnings and growth. Actual performance may differ materially from these statements due to factors related to the substantial amount of indebtedness incurred to finance the Keebler Foods acquisition (which could, among other things, hinder the Company's ability to adjust rapidly, make the Company more vulnerable to a downturn, and place the Company at a competitive disadvantage to less-leveraged companies); competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.